CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated February 19, 2015, relating to the financial statements and financial highlights of EQ/International ETF Portfolio and EQ/International Equity Index Portfolio (each a portfolio of EQ Advisors Trust), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Form of Plan of Reorganization and Termination” in such Registration Statement and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 23, 2015